As filed with the Securities and Exchange Commission on May 13, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WHOLE FOODS MARKET, INC.

(Exact name of Registrant as specified in its charter)

Texas	74-1989366
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

550 Bowie Street
Austin, Texas 78703
(512) 477-4455

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Whole Foods Market 2007 Team Member Stock Purchase Plan

Whole Foods Market Growing Your Future 401(k) Plan

(Full title of the plans)

Glenda Flanagan

Executive Vice President and Chief Financial Officer

Whole Foods Market, Inc.
550 Bowie Street
Austin, Texas 78703
(512) 477-4455

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copy to:

David M. Lynn, Esq.

Morrison & Foerster LLP

2000 Pennsylvania Avenue NW

Washington, D.C. 20006

(202) 887-1563

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered		Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, no par value	3,000,000 shares	(1)(2)	$30.13	(3)(4)	$90,390,000	(3)(4)	$9,102.27

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock that become issuable under Whole Foods Market, Inc.’s (the “Registrant”) 2007 Team Member Stock Purchase Plan and the Growing Your Future 401(k) Plan (together, the “Plans”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock.  In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

(2) The shares being registered hereby consists of (i) 1,000,000 shares to be offered under the Registrant’s 2007 Team Member Stock Purchase Plan and (ii) 2,000,000 shares to be offered under the Whole Foods Market Growing Your Future 401(k) Plan.

(3) The proposed maximum offering price per share and proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee.

(4) Computed in accordance with Rule 457(h) and Rule 457(c) under the Securities Act.  Such computation is based on the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ Global Select Market on May 10, 2016.

EXPLANATORY NOTE

This Registration Statement is filed by Whole Foods Market, Inc. (the “Registrant”) for the purpose of registering pursuant to General Instruction E to Form S-8 (i) an additional 1,000,000 shares of the Registrant’s common stock, no par value per share (the “Common Stock”), under the 2007 Team Member Stock Purchase Plan (the “2007 Plan”) and (ii) an additional 2,000,000 shares of Common Stock under the Growing Your Future 401(k) Plan (the “401(k) Plan” and, together with the 2007 Plan, the “Plans”).

On January 21, 2016, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to, among other things, increase the number of shares available for issuance under the 2007 Plan by 1,000,000 shares of Common Stock.  The proposal to increase the number of shares available for issuance under the 2007 Plan was approved by the Registrant’s stockholders on March 9, 2016.  This Registration Statement registers the 1,000,000 additional shares of Common Stock available for issuance under the 2007 Plan.

The 1,000,000 additional shares of Common Stock available for issuance under the 2007 Plan registered pursuant to this Registration Statement are the same class as those previously registered on Form S-8 on May 22, 2009 (File No. 333-159443).  The 2,000,000 additional shares of Common Stock available for issuance under the 401(k) Plan registered pursuant to this Registration Statement are the same class as those previously registered on Form S-8 on May 31, 2013 (File No. 333-188973); May 22, 2009 (File No. 333-159443); and November 21, 2001 (File No.  333-73876).  The contents of all aforementioned Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by reference, except as modified herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference in this Registration Statement the following documents previously filed by us with the Commission, except to the extent that such reports/documents are only “furnished” to the Commission:

(a)         The Registrant’s Annual Report on Form 10-K for the year ended September 27, 2015, filed with the Commission on November 13, 2015;

(b)         All other reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K described in (a) above; and

(c)          The description of the Registrant’s common stock as set forth in the Registration Statement on Form S-3 filed with the Commission on May 21, 1998, including any amendments or reports filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Title 1, Chapter 8 of the Texas Business Organizations Code (“TBOC”) and Article VII of our Amended and Restated Bylaws provide us with broad powers and authority to indemnify our directors and officers and to purchase and maintain insurance for such purposes.  Pursuant to such statutory and Bylaw provisions, we have purchased insurance against certain costs of indemnification that may be incurred by use and by our officers and directors.

Our Amended and Restated Articles of Incorporation provide that we will indemnify our directors and officers to the full extent permitted by applicable law and that no director shall be liable to us or our shareholders for monetary damages for an act or omission in his capacity as a director, except for liability resulting from (1) any breach of the director’s duty of loyalty to us or our shareholders, (2) acts or omissions not in good faith involving intentional misconduct or a knowing violation of law, (3) any transaction from which the director received an improper benefit, (4) an act or omission for which the liability of a director is expressly provided by law, or (5) an act related to an unlawful stock repurchase or repayment of a dividend.

We have also entered into an indemnification agreement with each of our current directors and executive officers to indemnify them against liability arising out of the performance of their duties as director or officer. The indemnification agreements provide indemnification in addition to the indemnification provided by our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and applicable law and indemnify the directors and officers for certain expenses (including attorneys’ fees), losses, judgments, fines and settlement amounts actually and reasonably incurred by him in any action or proceeding, including any action by or in the right of the Company arising out of his service to the Company or to any other entity to which he provides services at the Company’s request. Further, the Company agrees to advance expenses the director or officer may spend as a result of any proceeding against him as to which he could be indemnified.

The foregoing statements are subject to the detailed provisions of Chapters 7 and 8 of the TBOC, our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and the indemnification agreements that we have entered into with our current directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following exhibits are attached to this Registration Statement:

Exhibit Number	Exhibits
5.1	Opinion of Morrison & Foerster LLP
10.1	Whole Foods Market 2007 Team Member Stock Purchase Plan
23.1	Consent of Ernst & Young LLP
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this Registration Statement)
99.1	Whole Foods Market Growing Your Future 401(k) Plan

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin and State of Texas on the 22nd day of April, 2016.

WHOLE FOODS MARKET, INC.

By:	/s/ Glenda Flanagan
Glenda Flanagan, Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Mackey and Glenda Flanagan, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the date indicated.

Name	Position	Date

/s/ John P. Mackey	Co-Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2016
John P. Mackey

/s/ Walter Robb	Co-Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2016
Walter Robb

/s/ Glenda Flanagan	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 22, 2016
Glenda Flanagan

/s/ Dr. John B. Elstrott	Chairman of the Board	April 22, 2016
Dr. John B. Elstrott

/s/ Shahid M. Hassan	Director	April 22, 2016
Shahid M. Hassan

/s/ Stephanie Kugelman	Director	April 22, 2016
Stephanie Kugelman

/s/ Jonathan A. Seiffer	Director	April 22, 2016
Jonathan A. Seiffer

/s/ Morris J. Siegel	Director	April 22, 2016
Morris J. Siegel

/s/ Jonathan D. Sokoloff	Director	April 22, 2016
Jonathan D. Sokoloff

/s/ Dr. Ralph Z. Sorenson	Director	April 22, 2016
Dr. Ralph Z. Sorenson

/s/ Gabrielle Sulzberger	Director	April 22, 2016
Gabrielle Sulzberger

/s/ William A. Tindell	Director	April 22, 2016
William A. Tindell

The Plan. Pursuant to the requirements of the Securities Act of 1933, the plan administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on April 22, 2016:

WHOLE FOODS MARKET GROWING YOUR FUTURE 401(K) PLAN

By: WHOLE FOODS MARKET, INC.,
Plan Administrator

By:	/s/ Mark Ehrnstein
Name: Mark Ehrnstein
Title: Member, Whole Foods Market, Inc. Benefits Administration Committee

EXHIBIT INDEX

Exhibit Number	Exhibits
5.1	Opinion of Morrison & Foerster LLP
10.1	Whole Foods Market 2007 Team Member Stock Purchase Plan
23.1	Consent of Ernst & Young LLP
23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this Registration Statement)
99.1	Whole Foods Market Growing Your Future 401(k) Plan